Filed Pursuant to Rule 424(b)(5)
Registration No. 333-84276

Prospectus Supplement

(to Prospectus dated April 29, 2002)

$350,000,000

5% Senior Notes, Series M, due 2015

     The Notes we are offering hereunder will bear interest at the rate of 5% per year from the date of issuance to February 15, 2015, when they will mature. We will pay interest on the Notes semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2005.

     We may redeem some or all of the Notes at any time and from time to time at the redemption price described under the caption “Description of the Notes — Optional Redemption” in this prospectus supplement.

     The Notes will be our senior unsecured obligations and will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

     Under a separate pricing supplement, we are concurrently remarketing $460,092,000 aggregate principal amount of our outstanding senior notes due 2007. This offering is not conditioned upon the completion of our concurrent senior note remarketing.

      See “Risk Factors” beginning on page S-6 of this prospectus supplement to read about certain factors you should consider before making an investment in the Notes.

     Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Price to Public(1)	98.985%	$346,447,500
Underwriting Discount	0.650%	$2,275,000
Net Proceeds to CenturyTel	98.335%	$344,172,500

(1)	Plus accrued interest, if any, from February 14, 2005, if settlement occurs after that date.

     The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company on or about February 14, 2005.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Lehman Brothers

Co-Managers

SunTrust Robinson Humphrey

Wachovia Securities

LAZARD

Legg Mason Wood Walker

Incorporated

Morgan Keegan & Company, Inc.

Raymond James

The Williams Capital Group, L.P.

The date of this prospectus supplement is February 9, 2005.

TABLE OF CONTENTS

Prospectus Supplement
About This Prospectus Supplement	S-1
Forward-Looking Statements	S-1
Where You Can Find More Information	S-1
Incorporation By Reference	S-2
Prospectus Supplement Summary	S-3
Risk Factors	S-6
Use of Proceeds	S-10
Capitalization	S-11
Description of the Notes	S-13
Material United States Federal Income Tax Consequences	S-17
Underwriting	S-20
Experts	S-22
Legality	S-22
Prospectus
About This Prospectus	1
Where You Can Find More Information	1
Forward-Looking Statements	2
CenturyTel	3
CenturyTel Capital Trust I	6
Use of Proceeds	6
Earnings Ratios	7
Description of Securities	7
Description of Debt Securities	8
Description of Preferred Stock	16
Description of Depositary Shares	18
Description of Common Stock	20
Description of Warrants	23
Description of Purchase Contracts and Purchase Units	24
Description of Trust Preferred Securities	25
Description of Trust Preferred Securities Guarantee	27
Plan of Distribution	29
Legal Matters	31
Experts	31

(i)

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of this offering or the Notes contained in this prospectus supplement differs from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement and, except as stated above, in the accompanying prospectus. Neither we nor the underwriters have authorized anyone else to provide you with additional or different information. Neither we nor the underwriters are making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The information contained in our website, www.centurytel.com, is not a part of this prospectus supplement or the accompanying prospectus.

      References in this prospectus supplement and the accompanying prospectus to “CenturyTel,” “we,” “us” and “our” are to CenturyTel, Inc. and not any of its subsidiaries (unless the context requires otherwise and except under the headings “Prospectus Supplement Summary — CenturyTel” and “Risk Factors — Risk Factors Relating to Our Business” in this prospectus supplement, where such terms refer to the consolidated operations of CenturyTel and its subsidiaries).

FORWARD-LOOKING STATEMENTS

      Certain statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Our actual results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. In Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2003, we have set forth factors that could affect our actual results. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for our obligations to disclose material information under the federal securities laws, we undertake no obligation to update any of our forward-looking statements for any reason.

WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to below as the SEC. You may read and copy this information at SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference facilities. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including CenturyTel, who file reports with the SEC electronically. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about CenturyTel at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York.

INCORPORATION BY REFERENCE

      We incorporate certain information by reference into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this prospectus supplement. The incorporated documents are:

•	CenturyTel’s Annual Report on Form 10-K for the year ended December 31, 2003, portions of which have been amended by our Current Report on Form 8-K filed January 26, 2005 (listed below);

•	CenturyTel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	CenturyTel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

•	CenturyTel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004; and

•	CenturyTel’s Current Reports on Form 8-K filed on January 29, 2004, February 4, 2004, April 29, 2004, July 29, 2004, August 27, 2004, September 21, 2004, October 28, 2004, January 26, 2005 and February 3, 2005 (excluding all portions of such reports that were furnished).

      All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and on or prior to the termination of this offering will be deemed to be incorporated by reference into this prospectus supplement from the date of filing. Information appearing herein or in any particular document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement.

      We have also filed a registration statement with the SEC relating to the securities described in this prospectus supplement and the accompanying prospectus. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the Notes. The registration statement may contain additional information that may be important to you.

      At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing to us at: CenturyTel, Inc., 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Investor Relations, or by telephoning us at (318) 388-9000.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our Notes. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Incorporation by Reference” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate certain forward-looking statements. Forward-looking statements should be read together with the cautionary statements and factors referred to under “Forward-Looking Statements” in this prospectus supplement.

CenturyTel

      We are an integrated communications company engaged primarily in providing local exchange, long distance, Internet access, and fiber transport services.

Business

      At December 31, 2004, our local exchange telephone subsidiaries operated approximately 2.3 million telephone access lines, primarily in rural, suburban and small urban areas in 22 states, with over 70% of these lines located in Wisconsin, Missouri, Alabama, Arkansas and Washington. All of our access lines are served by digital switching equipment, which in conjunction with other technologies allows us to offer additional premium services to our customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting. Based on published sources, we believe we are currently the eighth largest local exchange telephone company in the United States, measured by the number of telephone access lines served.

      We also provide long distance, Internet access, fiber transport, competitive local exchange, security monitoring and other communications and business information services. At December 31, 2004, we provided long distance telephone services to approximately 1.1 million lines and Internet access services to over 262,000 customers, approximately 128,500 of which received traditional dial-up services and approximately 133,500 of which received retail digital subscriber line (DSL) services. We have recently entered into agreements to provide co-branded satellite television services and to resell wireless services as part of our bundled product and service offerings, which we anticipate will dilute our earnings for 2005 by approximately $.04 to $.07 per share.

Recent Developments

      On February 3, 2005, we announced our consolidated operating results for the fourth quarter of 2004. For the three months ended December 31, 2004, our revenues were $606.2 million, our operating income was $189.6 million, our fully-diluted earnings per share were $.62 and our ratio of earnings to fixed charges was 3.55 to 1. For the year ended December 31, 2004, our revenues were $2.4 billion, our operating income was $754.0 million, our fully-diluted earnings per share were $2.41, and our ratio of earnings to fixed charges was 3.57 to 1. For further recent financial information, see our Current Report on Form  8-K filed on February 3, 2005, portions of which are incorporated by reference herein.

      On February 3, 2005, we also announced that (i) we have entered into an agreement to acquire from KMC Telecom Holdings, Inc. competitive local exchange assets in 16 markets in exchange for $65 million cash, which is subject to certain adjustments that we do not expect to be material, and (ii) our board has authorized a $200 million share repurchase plan. Consummation of our purchase of assets from KMC, which we expect to occur in the third quarter of 2005, remains subject to the receipt of various consents, regulatory approvals and various other closing conditions. For additional information, see our Current Report on Form 8-K filed on February 3, 2005, portions of which are incorporated by reference herein.

Proposed Financing and Related Transactions

      Under a separate pricing supplement, we are contemporaneously remarketing $460,092,000 aggregate principal amount of our outstanding senior notes due 2007, $500,000,000 of which are currently outstanding. We will not directly receive any of the proceeds from the remarketing of our senior notes due 2007. We intend to purchase and retire up to $400 million aggregate principal amount of the senior notes due 2007 in the remarketing. See “Use of Proceeds.”

      In late January 2005, we filed preliminary consent solicitation materials with the SEC describing our plans to solicit consents to amend the purchase contracts that constitute a part of our outstanding corporate units. Currently, subject to certain exceptions, we are obligated to settle these outstanding purchase contracts by selling shares of our common stock on May 16, 2005 pursuant to a pricing formula set forth in the purchase contracts. Under our proposed consent solicitation, we (i) will ask for the flexibility to settle in cash, in whole or in part, purchase contracts held by holders who consent to the amended settlement terms and their transferees and (ii) will propose to pay a consent fee to each consenting holder. Our proposed consent solicitation cannot be initiated until we receive approval from the SEC to mail definitive consent solicitation materials to holders of our equity units, and we expect our consent solicitation to be subject to a number of conditions. Therefore, we cannot assure you that our proposed consent solicitation will be initiated in a timely manner, or at all, or, if initiated, that it will be successful. If our proposed consent solicitation is successful, we currently intend to settle in cash all of the purchase contracts held by consenting holders and their transferees. Under certain circumstances, our election to settle purchase contracts in cash could result in us paying cash in excess of the amount of the proceeds available upon maturity of the pledged treasury securities to be purchased with proceeds from the remarketing. Our proposed consent solicitation will only be made, if at all, pursuant to definitive consent solicitation materials.

      We are also in the process of replacing our existing $533 million credit facility (which is scheduled to expire in July 2005) with a five-year $750 million revolving credit facility.

      Neither this offering nor any of the other transactions discussed above are conditioned on the completion of any such other transactions. We cannot assure you that any of these above-discussed transactions will be consummated in a timely manner on the terms summarized above, or at all.

The Offering

Issuer	CenturyTel, Inc., a Louisiana corporation.

Securities	$350,000,000 aggregate principal amount of Senior Notes, Series M, due 2015.

Maturity	February 15, 2015.

Interest Rate	The interest rate on the Notes will be 5% per year.

Interest Payment Dates	February 15 and August 15 of each year. The first interest payment on the Notes will be August 15, 2005.

Optional Redemption	We may redeem some or all of the Notes at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, discounted to the redemption date at the then current Treasury Rate plus 20 basis points, together with, in either case, any accrued and unpaid interest to the date of redemption, as described further below under the heading “Description of the Notes — Optional Redemption.”

Certain Covenants	The indenture governing the Notes contains covenants that, among other things, will limit our ability to:

• incur, issue or create liens upon our property; and

• consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Debt Securities — Merger and Consolidation” and “— Limitations on Liens” in the accompanying prospectus.

Ranking	The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt, including the senior notes due 2007 that we are remarketing concurrently under a separate pricing supplement. As of September 30, 2004, we had approximately $2.6 billion of unsecured and unsubordinated debt that would have ranked equally with the Notes. We are a holding company and, therefore, the Notes will be effectively subordinated to all existing and future obligations of our subsidiaries. As of September 30, 2004, the long-term debt of our subsidiaries was $435 million.

Form and Denomination	The Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. The Notes will be represented by a single, permanent global Note in fully registered form without interest coupons. The global Note will be deposited with the trustee as custodian for The Depository Trust Company, which we refer to below as DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement.

Use of Proceeds	Our net proceeds from the sale of the Notes in this offering are estimated to be approximately $344.2 million, after deducting underwriting discounts. We currently anticipate using these net proceeds and cash on hand to purchase on February 15, 2005 up to $400 million aggregate principal amount of our outstanding senior notes due 2007, which we are contemporaneously remarketing under a separate pricing supplement. For additional information, see “Use of Proceeds” below.

Listing	The Notes will not be listed on any national securities exchange.

Trustee, Registrar and Paying Agent	Regions Bank.

Risk Factors

      Your investment in the Notes will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the specific factors under the heading “Risk Factors” beginning on the next page.

RISK FACTORS

      Before purchasing the Notes, you should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Notes.

Risk Factors Relating to Our Business

We face competition, which could adversely affect us.

      As a result of various technological, regulatory and other changes, the telecommunications industry has become increasingly competitive, and we expect these trends to continue. The number of companies that have requested authorization to provide traditional local exchange service in our markets has increased in recent years, and we anticipate that others will take similar action in the future. Recent technological developments have led several competitors to substantially increase their service offerings, often at prices substantially below those charged for traditional phone services. Wireless telephone and electronic communications services increasingly constitute a significant source of competition with local exchange telephone services.

      We expect competition to intensify as a result of new competitors and the development of new technologies, products and services. We cannot predict which future technologies, products or services will be important to maintain our competitive position or what funding will be required to develop and provide these technologies, products or services. Our ability to compete successfully will depend on how well we market our products and services, and on our ability to anticipate and respond to various competitive and technological factors affecting the industry, including changes in regulations (which may affect us differently from our competitors), changes in consumer preferences or demographics, and changes in the product offerings or pricing strategies of our competitors.

      Many of our current and potential competitors have market presence, engineering, technical and marketing capabilities and financial, personnel and other resources substantially greater than ours. In addition, some of our competitors can conduct operations or raise capital at a lower cost than we can, are subject to less regulation, or have substantially stronger brand names. Consequently, some competitors may be able to charge lower prices for their products and services, to develop and expand their communications and network infrastructures more quickly, to adapt more swiftly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the marketing and sale of their products and services than we can.

      Competition could adversely impact us in several ways, including (i) the loss of customers and market share, (ii) the possibility of customers shifting to less profitable services, (iii) our need to lower prices or increase marketing expenses to remain competitive and (iv) our inability to diversify by offering new products or services.

We could be harmed by rapid changes in technology.

      The communications industry is experiencing significant technological changes, particularly in the areas of voice over internet protocol (VoIP) services, data transmission and wireless communications. Some of our competitors may enjoy network advantages that will enable them to provide services more efficiently or at lower cost. Rapid changes in technology could result in the development of products or services that compete with or displace those offered by traditional local exchange carriers, or LECs. If we cannot develop new products to keep pace with technological advances, or if such products are not widely embraced by our customers, we could be adversely impacted.

Our industry is highly regulated, and continues to undergo various fundamental regulatory changes.

      As a diversified full service incumbent local exchange carrier, or ILEC, we have traditionally been subject to significant regulation from federal, state and local authorities. This regulation imposes substantial compliance costs on us and restricts our ability to raise rates, to compete and to respond rapidly to changing industry conditions. In recent years, the communications industry has undergone various fundamental regulatory changes that have generally permitted competition in each segment of the telephone industry and reduced the regulation of telephone companies, in particular by requiring or permitting LECs to opt out of traditional “rate of return” regulation in exchange for agreeing to alternative forms of regulation. These alternative forms of regulation, which currently apply to over half of our access lines, typically permit the LEC greater freedom to establish local service rates in exchange for agreeing not to charge rates in excess of specified caps. These and subsequent regulatory changes could adversely affect us by reducing the fees that we are permitted to charge, altering our tariff structures, or otherwise changing the nature of our operations and competition in our industry. Recent rule changes that permit customers to retain their wireline or wireless number when switching to another service provider could increase the number of our customers who choose to disconnect their wireline service from us. Other pending rulemakings could have a substantial impact on our operations, including in particular rulemakings on intercarrier compensation, universal service, and VoIP regulations. Litigation and different objectives among federal and state regulators could create uncertainty and delay our ability to respond to new regulations. Moreover, changes in tax laws, regulations or policies could increase our tax rate, particularly if state regulators continue to search for additional revenue sources to address budget shortfalls. We are unable to predict the future actions of the various regulatory bodies that govern us, but such actions could materially affect our business.

We cannot assure you that our core businesses will grow or that our diversification efforts will be successful.

      Due to the above-cited changes, the telephone industry has recently experienced a decline in access lines, intrastate minutes of use and long distance minutes of use. While we have not suffered as much as a number of other ILECs from recent industry challenges, the recent decline in access lines and usage, coupled with the other changes resulting from competitive, technological and regulatory developments, could materially adversely effect our core business and future prospects. Our access lines declined 2.6% in 2004 and we expect our access lines to decline between 2.5% and 3.5% in 2005. We also earned less intrastate revenues in 2004 due to reductions in intrastate minutes of use (partially due to the displacement of minutes of use by wireless, electronic mail and other optional calling services). We believe our intrastate minutes of use will continue to decline, although the magnitude of such decrease is uncertain.

      We have traditionally sought growth largely through acquisitions of properties similar to those currently operated by us. However, we cannot assure you that properties will be available for purchase on terms attractive to us, particularly if they are burdened by regulations, pricing plans or competitive pressures that are new or different from those historically applicable to our incumbent properties. Moreover, we cannot assure you that we will be able to arrange additional financing on terms acceptable to us.

      In recent years, we have attempted to broaden our service and product offerings. During 2003, we expanded our fiber transport business through selective asset purchases. During 2004, we entered into agreements to provide co-branded satellite television services and to resell wireless services as part of our bundled product and service offerings, which we anticipate will dilute our earnings for 2005 by approximately $.04 to $.07 per share. We cannot assure you that our recent diversification efforts will be successful.

Our future results will suffer if we do not effectively manage our growth.

      In the past few years, we have rapidly expanded our operations primarily through acquisitions and new product and service offerings, and we may pursue similar growth opportunities in the future. Our future success depends, in part, upon our ability to manage our growth, including our ability to:

•	upgrade our billing and other information systems,

•	retain and attract technological, managerial and other key personnel,

•	effectively manage our day to day operations while attempting to execute our business strategy of expanding our wireline operations and our emerging businesses,

•	realize the projected growth and revenue targets developed by management for our newly acquired and emerging businesses, and

•	continue to identify new acquisition or growth opportunities that we can finance, consummate and operate on attractive terms.

      Our rapid growth poses substantial challenges for us to integrate new operations into our existing business in an efficient and timely manner, to successfully monitor our operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. We cannot assure you that these efforts will be successful, or that we will realize our expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. If we are not able to meet these challenges effectively, our results of operations may be harmed.

We are reliant on support funds provided under federal and state laws.

      We receive a substantial portion of our revenues from the federal Universal Service Fund and, to a lesser extent, intrastate support funds. These governmental programs are reviewed and amended from time to time, and we cannot assure you that they will not be changed or impacted in a manner adverse to us. In August 2004, the FCC requested comments on its current rules for high-cost support payments to rural telephone companies. The FCC is expected to act upon its request for comments before its current rules are scheduled to expire on June 30, 2006.

      Recent changes in the nationwide average cost per loop factors used by the FCC to allocate support funds have reduced our receipts from the main support program administered by the federal Universal Service Fund. These changes reduced our receipts from such program by $11.3 million in 2004 compared to 2003, and we expect these changes will further reduce our receipts from such program by approximately $10 million to $15 million in 2005 compared to 2004. In addition, the number of eligible telecommunications carriers receiving support payments from this program continues to increase, which is placing additional financial pressure on the amount of money needed to provide support payments to all eligible recipients, including us. Unless the FCC can obtain additional funding sources for the Universal Service Fund, we cannot assure you that we will continue to receive payments from the Fund commensurate with those received in the past.

We have a substantial amount of indebtedness.

      We have a substantial amount of indebtedness. This could hinder our ability to adjust to changing market and economic conditions, as well as our ability to access the capital markets to refinance maturing debt in the ordinary course of business. In connection with executing our business strategies, we are continuously evaluating the possibility of acquiring additional communications assets, and we may elect to finance acquisitions by incurring additional indebtedness. Moreover, to respond to the competitive challenges discussed above, we may be required to raise substantial additional capital to finance new product or service offerings. Our ability to arrange additional financing will depend on, among other factors, our financial position and performance, as well as prevailing market conditions and other factors beyond our control. We cannot assure you that we will be able to obtain additional financing on terms acceptable to us or at all. If we are able to obtain additional financing, our credit ratings could be adversely affected. As a result, our borrowing costs would likely increase, our access to capital could be adversely affected and our ability to satisfy our obligations under our current indebtedness could be adversely affected. See “— Risk Factors Relating to Our Notes.”

We cannot assure you that our new billing system will be successful.

      We have recently implemented a new integrated billing and customer care system. The new system has required substantially more time and money to develop than originally anticipated. As of December 31, 2004, our aggregate capitalized costs associated with the billing system totaled approximately $207 million (exclusive of previously-disclosed write-offs and accumulated amortization). Although we converted our customers to the new system by late 2004, we plan to implement future software upgrades and other changes to enhance the productivity and efficiency of this system. In connection with these efforts, we expect to incur an additional $5 million to $10 million of costs in 2005. While we are encouraged by the performance of the new system to date, we cannot assure you that the system will continue to function as anticipated. If the system does not function as anticipated, we may have to write off part or all of our development costs.

We could be affected by certain changes in labor matters.

      At December 31, 2004, approximately 26% of our employees were members of 13 separate bargaining units represented by two different unions. From time to time, our labor agreements with these unions lapse, and we typically negotiate the terms of new agreements. We cannot predict the outcome of these negotiations. We may be unable to reach new agreements, and union employees may engage in strikes, work slowdowns or other labor actions, which could materially disrupt our ability to provide services. In addition, new labor agreements may impose significant new costs on us, which could impair our financial condition or results of operations in the future.

Risk Factors Relating to Our Notes

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our capital structure or credit rating, or otherwise adversely affect holders of the Notes.

      The terms of the Notes do not prevent us from entering into a variety of acquisitions, change of control, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes.

The Notes will be effectively subordinated to the debt of our subsidiaries.

      As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions for tax-sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. As of December 31, 2003, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.476 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of September 30, 2004, the long-term debt of our subsidiaries was $435 million.

An active trading market for the Notes may not develop.

      We cannot assure you that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their Notes or the price at which holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

Changes in our credit rating or changes in the credit markets could adversely affect the market price of the Notes.

      Following this offering, the market price for the Notes will be based on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us; and

•	the overall condition of the financial markets.

      The condition of the credit markets and prevailing interest rates have fluctuated in the past and will fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

      In addition, credit rating agencies continually revise their ratings for the companies that they follow, including us. We cannot be sure that credit rating agencies will maintain their current ratings on the Notes. A negative change in our ratings could have an adverse effect on the market price of the Notes. See “— Risk Factors Relating to Our Business — We have a substantial amount of indebtedness.”

USE OF PROCEEDS

      Our net proceeds from the sale of the Notes in this offering are estimated to be approximately $344.2 million, after deducting underwriting discounts. We currently anticipate using these net proceeds and cash on hand to purchase on February 15, 2005 up to $400 million aggregate principal amount of our outstanding senior notes due 2007, $500 million of which are currently outstanding, which we are contemporaneously remarketing under a separate pricing supplement. In connection with such purchase, we expect to incur a pre-tax non-recurring charge estimated to be $5.9 million, based on several assumptions. See “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions.” Our senior notes due 2007 currently pay interest at the rate of 6.02% per year, with such rate to be reset in connection with the remarketing of such senior notes, effective February 15, 2005.

      In the unanticipated event that we purchase our senior notes due 2007 before we receive the net proceeds of this offering, we will finance the full amount of such purchase with short-term borrowings under our current credit facility, all or substantially all of which we would expect to repay with the net proceeds of this offering. If the remarketing of our senior notes due 2007 is delayed, we will invest the net proceeds of this offering in short-term investments until we apply them to purchase such notes in the manner described above.

      In the unanticipated event that the aggregate principal amount of senior notes due 2007 purchased by us in the remarketing, if any, is less than the net proceeds of this offering (either because the remarketing cannot be completed or otherwise), we will use the excess net proceeds for general corporate purposes, including capital expenditures and the possible purchase of our common stock under our recently announced share repurchase plan. See “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions.”

      Short-term debt, if any, that is repaid with the net proceeds of this offering would bear interest based upon elections made by us under our existing credit facility at the time of borrowing and would mature upon the lapse of such facility in July 2005. See “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions.”

CAPITALIZATION

(Unaudited; Dollars in Thousands)

      The following table sets forth our cash and cash equivalents and actual capitalization as of September 30, 2004. You should read the following table in conjunction with our consolidated financial statements, and the notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of
	September 30,
	2004(1)

Cash and cash equivalents	$168,975

Short-term debt	—
Long-term debt:
CenturyTel, Inc.:
Senior notes and debentures	$2,580,000	(2)
Net fair value of derivative instruments related to Series H and L senior notes	11,083
Unamortized net discount	(4,064)
Other	88

Total CenturyTel, Inc.	2,587,107
Subsidiaries	435,013

Total long-term debt	3,022,120
Less: Current maturities	121,156

Total long-term debt excluding current maturities	2,900,964	(3)

Stockholders’ Equity:
Common stock, $1.00 par value, 350,000,000 shares authorized, 134,447,421 issued and outstanding	134,447
Paid-in capital	287,802
Accumulated other comprehensive loss, net of tax	(1,237)
Retained earnings	2,978,758
Preferred stock, non-redeemable	7,975

Total stockholders’ equity	3,407,745	(4)

Total capitalization	$6,429,865

(1)	This table does not reflect transactions that have occurred, or that are expected to occur, after September 30, 2004.

(2)	This amount represents the aggregate principal amount of our outstanding Series C, D, E, F, G, H, J, K and L senior debt. For additional information, please refer to the documents incorporated by reference described under the caption “Incorporation By Reference” in this prospectus supplement.

(3)	We intend to use the net proceeds from this offering and cash on hand to purchase and retire up to $400 million aggregate principal amount of our senior notes due 2007, $500 million of which are currently outstanding, which we are contemporaneously remarketing pursuant to a separate pricing supplement. If this offering and the remarketing are completed as intended, we expect our total indebtedness to be reduced by approximately $50 million. See “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions” in this prospectus supplement.

(4)	Currently, subject to certain exceptions, we are obligated to settle purchase contracts that are components of our corporate units by selling shares of our common stock on May 16, 2005 pursuant to a pricing formula set forth in the purchase contracts. We do not currently anticipate that the issuance of such shares will materially affect our capitalization for several reasons, including (i) our plans, based upon current conditions, to settle most of the purchase contracts in cash (assuming our proposed consent solicitation is successful) and (ii) our plans to mitigate the dilutive effect of any share issuances pursuant to all other purchase contracts through other potential transactions, including share repurchases on the open market or under accelerated share repurchase programs. These plans are subject to the results of our proposed consent solicitation, future market conditions and the potential availability of other investment opportunities in the future. Accordingly, we cannot assure you that any of these transactions will be consummated on the terms summarized above, or at all. For more information, see “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions” in this prospectus supplement.

DESCRIPTION OF THE NOTES

      The following description of the Notes is only a summary and is not intended to be comprehensive. The description should be read together with the description set forth in the accompanying prospectus under the heading “Description of Debt Securities.” In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

      The Notes will be issued as a separate series of senior debt securities under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank and Trust of Louisiana and Regions Bank of Louisiana), as trustee, which we refer to below as the indenture. We have filed the indenture as an exhibit to the registration statement, and you may obtain a copy of it by following the directions described under the caption “Where You Can Find More Information.” Our description of the Notes below is qualified by reference to the indenture, which we urge you to read.

      The Notes will be limited initially to $350 million aggregate principal amount, but we may “reopen” the series of Notes at any time without the consent of the Noteholders and issue additional debt securities with the same terms (except the issue price and issue date) that will constitute a single series with the Notes. The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples of $1,000.

      The Notes will mature on February 15, 2015, unless redeemed prior to that date, as described under “— Optional Redemption.” Interest on the Notes will accrue from the date of original issuance at the rate of 5% per year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will pay interest on the Notes semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2005, to the registered holders of the Notes at the close of business on the preceding February 1 and August 1, respectively.

      If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on the amount so payable for the period from and after the interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day.

      We do not intend to apply for the listing or quotation of the Notes on any securities exchange or market.

Ranking

      The Notes will be our senior unsecured obligations. The Notes will rank senior to any of our future subordinated debt and rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt. The indenture does not limit the aggregate principal amount of senior debt securities that we may issue thereunder. As of September 30, 2004, we had approximately $2.6 billion of unsecured and unsubordinated debt that would have ranked equally with the Notes, most of which was issued under the indenture.

      As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of amounts owed under the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2003, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.476 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of Notes to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of September 30, 2004, the long-term debt of our subsidiaries was $435 million.

Optional Redemption

      The Notes are redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points.

      In each case we will pay any accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

      “Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (the “Remaining Life”) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

      “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

      “Reference Treasury Dealer” means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and Lehman Brothers Inc. and their respective successors, and one other firm that is a primary U.S. Government securities dealer (each, a “Primary Treasury Dealer”) which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

      Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date.

      If we choose to redeem less than all of the Notes, we will notify the trustee at least 45 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of Notes to be redeemed and the redemption date. The trustee will select by lot, or in such other manner it deems fair and appropriate, the Notes to be redeemed in part.

      If we have given notice as provided in the indenture and funds for the redemption of any Notes (or any portion thereof) called for redemption will have been made available on the redemption date referred to in such notice, those Notes (or any portion thereof) will cease to bear interest on that redemption date and the only right of the holders of those Notes will be to receive payment of the redemption price.

      The Notes are not be subject to, and do not have the benefit of, a sinking fund.

Global Notes and Book Entry System

      The Notes will be in book-entry form, will be represented by a single, permanent global certificate in fully registered form without interest coupons and will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee designated by DTC.

      We will issue the Notes in certificated form, referred to below as the certificated Notes, to DTC for owners of beneficial interests in a global Note if:

•	DTC notifies us that it is unwilling or unable to continue as depositary and we are unable to locate a qualified successor within 90 days or if at any time DTC, or any successor depositary, ceases to be a “clearing agency” under the Exchange Act;

•	an Event of Default relating to the Notes occurs; or

•	we decide in our sole discretion to terminate the use of the book-entry system for the Notes through DTC.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of The New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others like securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

      Purchases of global Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the global Notes on DTC’s records. The beneficial interest of each actual purchaser of each global Note (a “Beneficial Owner”) is in turn to be recorded on the records of the respective Direct Participant and Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction.

Transfers of ownership interests in the global Notes are to be effected by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in global Notes, except in the event that use of the book-entry system for the global Notes is discontinued.

      To facilitate subsequent transfers, all global Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or any other name as may be requested by an authorized representative of DTC. The deposit of global Notes with DTC and their registration in the name of Cede & Co. or any other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the global Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts those global Notes are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Payments of the principal of, premium, if any, and interest on the Notes represented by the global Notes registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owners and holder of the global Notes.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. (or any other nominee of DTC) will consent or vote with respect to the global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy). Principal, premium, if any, and interest payments in respect of the global Notes will be made to Cede & Co. or any other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of each such Direct or Indirect Participant and not that of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Principal, premium, if any, and interest payments in respect of the global Notes to Cede & Co. (or other nominee requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global Note to those persons may be limited. In addition, because DTC can act only on behalf of Direct Participants, which, in turn, act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a global Note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing that interest.

Supplemental Information Regarding the Trustee

      Regions Bank is trustee under the indenture relating to our outstanding Series C, D, E, F, G, H, J, K and L senior debt securities. Regions Bank also provides revolving credit and other traditional banking services to CenturyTel. Morgan Keegan & Company Inc., an affiliate of Regions Bank, is one of the co-managers for this offering. See “Underwriting” in this prospectus supplement. For additional information on the trustee, see “Description of Debt Securities — Concerning the Trustee” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. Unless otherwise stated, this summary deals only with Notes held as capital assets (generally, assets held for investment) by holders (other than us) that purchase Notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, regulated investment companies, persons holding Notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons holding Notes through a partnership or other pass-through entity, U.S. holders whose functional currency is not the U.S. dollar, investors in pass-through entities or arrangements and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, which are subject to change or differing interpretations, possibly on a retroactive basis. You should consult your own tax advisor as to the particular tax consequences to you of purchasing, owning and disposing of the Notes, including the application and effect of United States federal, state and local tax laws and foreign tax laws.

U.S. Holders

      For purposes of this summary, the term “U.S. holder” means a beneficial owner of Notes that is, for United States federal income tax purposes, one of the following:

•	an individual citizen or resident of the United States;

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Taxation of Stated Interest on the Notes

      Generally, payments of stated interest on a Note will be includible in a holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with the holder’s regular method of tax accounting.

Sale, Exchange or Retirement of a Note

      Each holder generally will recognize capital gain or loss upon a sale, exchange or retirement of a Note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a Note is attributable to the payment of accrued interest on the Note, which amount will be treated as a payment of interest) and (ii) the holder’s adjusted tax basis in the Note. The gain or loss will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale, exchange or retirement. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder’s initial basis in a Note generally will be the amount paid for the Note.

Information Reporting and Backup Withholding

      A holder of a Note may be subject, under certain circumstances, to information reporting and “backup withholding” at the current rate of 28% with respect to certain “reportable payments,” including interest on or principal (and premium, if any) of a Note and the gross proceeds from a disposition of a Note. The backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A holder who does not provide its correct TIN also may be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each holder of a Note the amount of any “reportable payments” and the amount of tax withheld, if any, with respect to those payments.

      Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed.

Non-U.S. Holders

      The following discussion applies to you if you are a holder other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes. Special rules may apply to you or your shareholders if you are a “controlled foreign corporation,” “passive foreign investment company” or “foreign personal holding company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

United States Federal Withholding Tax

      The 30% United States federal withholding tax should not apply to any payment of principal or interest (including original issue discount) on the Notes, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the U.S. Internal Revenue Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the U.S. Internal Revenue Code; and

•	you provide your name and address on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the Notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

      Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

      We do not intend to withhold on payments of principal and interest on the notes if the above requirements are met.

      If you cannot satisfy the requirements described above, payments made to you on the Notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the Notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the withholding tax, but instead are subject to United States federal income tax, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States.

      In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the Notes.

      In general, no backup withholding will be required with respect to payments we make with respect to the Notes if the certification requirements described above have been satisfied and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required on the payment of proceeds of the sale of Notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

United States Federal Income Tax

      If you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the Notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax) on such income on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty).

      Any gain or income realized on the disposition of a Note generally will not be subject to United States federal income tax unless:

•	that gain or income is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

UNDERWRITING

      Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has agreed, severally but not jointly, to purchase, the principal amount of Notes set forth opposite its name below:

Underwriter	Principal Amount of Notes

Banc of America Securities LLC	$98,000,000
J.P. Morgan Securities Inc.	98,000,000
Lehman Brothers Inc.	98,000,000
SunTrust Capital Markets, Inc.	10,500,000
Wachovia Capital Markets, LLC	10,500,000
Lazard Frères & Co. LLC	7,000,000
Legg Mason Wood Walker, Incorporated	7,000,000
Morgan Keegan & Company Inc.	7,000,000
Raymond James & Associates, Inc.	7,000,000
The Williams Capital Group, L.P.	7,000,000

Total	$350,000,000

      In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any of the Notes are purchased. The obligations of the underwriters, including their agreement to purchase the Notes from us, are several and not joint. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions and to approval of legal matters by counsel.

      We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

      The underwriters have advised us that they propose to offer all or part of the Notes directly to purchasers at the price to public set forth on the cover page of this prospectus supplement and may offer the Notes to certain securities dealers at such price less a concession not in excess of 0.40% of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.15% of the principal amount of the Notes. After the Notes are released for sale to the public, the price to public and other selling terms may from time to time be varied by the underwriters.

      The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes):

Paid by CenturyTel, Inc.

Per Note	0.650%

      We estimate that our total expenses (including expenses related to the preparation and filing of the registration statement relating to this prospectus supplement) will be approximately $300,000, all of which will be reimbursed to us by Banc of America Securities LLC and J.P. Morgan Securities Inc.

      There is presently no trading market for the Notes and there is no assurance that a market will develop since we do not intend to apply for listing of the Notes on a national securities exchange. Although they are under no obligation to do so, the underwriters presently intend to act as market makers for the Notes in the secondary trading market, but may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

      In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the Notes for their own accounts. In addition, to cover overallotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase, the Notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a dealer for distributing the Notes in the offering, if they repurchase previously distributed Notes in transactions to cover syndicate short positions, in stabilizing transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

      Certain underwriters or their affiliates may engage, or have engaged in various general financing and banking transactions from time to time with us or our affiliates for which they have received, or will receive, customary compensation. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are currently acting as remarketing agents in connection with the concurrent remarketing of our senior notes due 2007, and J.P. Morgan Securities Inc. is also providing certain services in connection with our proposed consent solicitation described under the heading “Prospectus Supplement Summary — CenturyTel — Proposed Financing and Related Transactions.” Affiliates of each of the underwriters (other than Lehman Brothers Inc., Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc.) are lenders under our existing $533 million credit facility. J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC were co-lead arrangers and joint bookrunner for this facility, and their affiliates act as the administrative agent and the syndication agent, respectively. Affiliates of Banc of America Securities LLC and SunTrust Capital Markets, Inc. act as co-documentation agents under this facility. We anticipate that these underwriters and their respective affiliates will act in substantially similar capacities under the new replacement credit facility that we are currently arranging, subject to an affiliate of Mitsubishi Securities (USA), Inc. being added as a co-documentation agent.

      Lazard Frères & Co. LLC (“Lazard”) has entered into an agreement with Mitsubishi Securities (USA), Inc. (“Mitsubishi”) pursuant to which Mitsubishi provides certain advisory and/ or other services to Lazard, including services in respect of this offering. In return for the provision of such services by Mitsubishi, Lazard will pay to Mitsubishi a mutually agreed upon fee.

      Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the purchase contract agent under the purchase contract agreement entered into in 2002 in connection with the issuance of our outstanding equity units, and J.P. Morgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the collateral agent under the pledge agreement entered into in 2002 in connection with the issuance of the equity units.

      Certain of the underwriters will make the Notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between such underwriters and their respective customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from the underwriters based on transactions the underwriters conduct through the system. Such underwriters will make the securities available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

EXPERTS

      The consolidated financial statements and related financial statement schedule of CenturyTel, Inc. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, included in CenturyTel’s Current Report on Form 8-K filed January 26, 2005, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets.

LEGALITY

      Stacey W. Goff, our Senior Vice President and General Counsel, and Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, will pass on certain legal matters for us relating to the offering of the Notes. Certain legal matters will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York.

$3,000,000,000

CenturyTel, Inc.

DEBT SECURITIES

PREFERRED STOCK
DEPOSITARY SHARES
COMMON STOCK
WARRANTS
PURCHASE CONTRACTS
PURCHASE UNITS

CenturyTel Capital Trust I

TRUST PREFERRED SECURITIES

Guaranteed as set forth herein by
CenturyTel, Inc.

       We or CenturyTel Capital Trust I may use this prospectus to offer the following securities for sale, either separately, together or in combination with other such securities:

•	Unsecured senior or subordinated debt securities

•	Preferred stock

•	Depositary shares representing fractional interests in our preferred stock

•	Common stock

•	Warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	Purchase contracts

•	Purchase units, or

•	Trust preferred securities issued by CenturyTel Capital Trust I.

      We will describe the specific terms of any securities offered in one or more supplements to this prospectus. A supplement may also add, update or change information contained in this prospectus.

      Our common stock trades on the New York Stock Exchange under the symbol “CTL.” Our principal executive offices are located at 100 CenturyTel Drive, Monroe, Louisiana 71203, and our telephone number is (318) 388-9000.

      You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2002.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the Trust has authorized anyone to provide you with different information. Neither we nor the Trust are making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents. The information contained in our website, www.centurytel.com, is not a part of this prospectus or any prospectus supplement.

ABOUT THIS PROSPECTUS

      This prospectus is part of a Registration Statement on Form S-3 that we and the Trust filed with the Securities and Exchange Commission utilizing a shelf registration process. Under the shelf process, we or the Trust may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $3,000,000,000. This prospectus provides you with a general description of the securities we or the Trust may offer. Each time we or the Trust sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s Internet address is http://www.sec.gov. You may also obtain certain information about us at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      We and the Trust have filed a Registration Statement on Form S-3 and related exhibits with the SEC under the Securities Act of 1933. The Registration Statement may contain additional information that may be important to you. You may read the Registration Statement and exhibits without charge at the SEC’s public reference room, and you may obtain copies from the SEC at prescribed rates.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus. You should therefore read the information incorporated by reference in this prospectus with the same care you use when reading this prospectus and any prospectus supplement. Certain information that we file later with the SEC will automatically update and supersede information incorporated by reference in this prospectus and information contained in this prospectus or any prospectus supplement.

      We incorporate by reference the following documents that we have filed or will file with the SEC pursuant to the Securities Exchange Act of 1934:

•	Annual Report on Form 10-K for the year ended December 31, 2001.

•	Current Reports on Form 8-K filed on January 31, 2002, February 1, 2002, March 22, 2002, April 25, 2002 and April 29, 2002.

•	The description of our common stock contained in our registration statement, as amended and restated on Form 8-A/A (File No. 1-7784; filed November 19, 1999), and the description of our related preference share purchase rights contained in our registration statement, as amended and restated on Form 8-A/A (File No. 1-7784; filed on November 19, 1999).

•	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

      At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing us at 100 CenturyTel Drive, Monroe, Louisiana 71203, Attention: Harvey P. Perry, or by telephoning us at (318)388-9000.

      The Trust will not be subject to the information reporting requirements of the Securities Exchange Act of 1934.

FORWARD-LOOKING STATEMENTS

      Certain statements made in this prospectus and the documents incorporated herein by reference that are not historical facts are intended to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control. Our actual results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to:

•	our ability to effectively manage our growth, including successfully financing and timely consummating our pending acquisitions on the terms described elsewhere in this prospectus, integrating newly acquired properties into our operations, hiring adequate numbers of qualified staff and successfully upgrading our billing and other information systems

•	our ability to timely consummate the pending sale of our wireless business on the terms described elsewhere in this prospectus

•	the risks inherent in rapid technological change

•	the effects of ongoing changes in the regulation of the communications industry, including the final outcome of pending regulatory and judicial proceedings affecting communication companies generally

•	the effects of greater than anticipated competition in our markets

•	possible changes in the demand for, or pricing of, our products and services, including lower than anticipated demand for our newly offered products and services

•	our ability to successfully introduce new product or service offerings on a timely and cost-effective basis

•	the effects of more general factors such as changes in interest rates, in general market or economic conditions or in legislation, regulation or public policy.

These factors, and others, are described in greater detail in Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of the document in which they appear. Except for our obligations to disclose material information under the federal securities laws, we undertake no obligation to update any of our forward-looking statements for any reason.

      When used in this prospectus, (1) the term “MSA” means a Metropolitan Statistical Area for which the Federal Communications Commission (the “FCC”) has granted a cellular operating license, (2) the term “RSA” means a Rural Service Area for which the FCC has granted a cellular operating license, (3) the term “DSL” means digital subscriber lines, through which we provide high-speed Internet service, (4) the term “LEC” means a local exchange carrier that provides local telephone service, (5) the term “pops,” whenever used with respect to our wireless operations, means the population of licensed markets (based on independent third-party population estimates) multiplied by our proportionate equity interests in the licensed operators of those markets and (6) “Registration Statement” means the registration statement on Form S-3 referred to on page 1.

      The terms “CenturyTel,” “we,” “us” and “our” refer to CenturyTel, Inc., and not any of our subsidiaries (unless the context otherwise requires and except under the heading “CenturyTel,” where such terms refer to the consolidated operations of CenturyTel and our subsidiaries), and the term “Trust” refers to CenturyTel Capital Trust I, a Delaware business trust.

CENTURYTEL

CenturyTel

      We are a regional integrated communications company. We are primarily engaged in providing local telephone and wireless communications services in 21 states. We also provide long distance, Internet, competitive local exchange, broadband data, security monitoring, and other communications and business information services. For the year ended December 31, 2001, local telephone and wireless communications services provided 71% and 21%, respectively, of our consolidated revenues. As described further below, we recently agreed to purchase additional telephone access lines and to sell our wireless communications business. If these transactions had been completed on January 1, 2001, local telephone services would have provided 92% of our pro forma consolidated revenues for the year ended December 31, 2001.

Operations

      Telephone operations. Based on published sources, we believe that we are currently the eighth largest local exchange telephone company in the United States, measured by the number of telephone access lines served. At December 31, 2001, our telephone subsidiaries served approximately 1.8 million access lines in 21 states, primarily in rural, suburban and small urban communities (not including approximately 675,000 access lines that we have agreed to purchase from affiliates of Verizon Communications, Inc., as discussed below). All of our access lines are served by digital switching technology, which in conjunction with other technologies allows us to offer additional premium services to our customers, including call forwarding, conference calling, caller identification, selective call ringing and call waiting.

      The following table sets forth information with respect to our access lines as of December 31, 2001.

	December 31, 2001

	Number of		Percent of
State	Access Lines		Access Lines

Wisconsin	498,331	(1)	28%
Arkansas	271,617		15
Washington	189,868		11
Missouri	130,651	(2)	7
Michigan	114,643		6
Louisiana	104,043		6
Colorado	97,571		6
Ohio	84,636		5
Oregon	78,592		4
Montana	65,974		4
Texas	51,451		3
Minnesota	31,110		2
Tennessee	27,660		2
Mississippi	23,579		1
New Mexico	6,396		—
Idaho	6,119		—
Indiana	5,490		—
Wyoming	5,408		—

	December 31, 2001

	Number of	Percent of
State	Access Lines	Access Lines

Iowa	2,072	—
Arizona	1,937	—
Nevada	495	—

	1,797,643	100%

(1)	Approximately 61,990 of these lines are owned and operated by CenturyTel’s 89%-owned affiliate.

(2)	These lines are owned and operated by CenturyTel’s 75.7%-owned affiliate.

      We expect future growth in our telephone operations from acquiring additional telephone properties, providing service to new customers, increasing network usage and providing additional services.

      Our telephone subsidiaries are installing fiber optic cable in certain of our high traffic markets and have provided alternative routing of telephone service over fiber optic cable networks in several strategic operating areas. At December 31, 2001, our telephone subsidiaries had approximately 10,900 miles of fiber optic cable in use.

      Wireless Operations. Based on published sources, we believe that we are currently the eighth largest cellular telephone company in the United States, based on cellular pops. At December 31, 2001, our majority-owned and operated cellular systems had access to approximately 7.8 million cellular pops and served approximately 797,000 customers in 19 MSAs and 22 RSAs in Michigan, Louisiana, Arkansas, Mississippi, Wisconsin and Texas. At December 31, 2001, we also owned minority equity interests in cellular companies operating in 10 MSAs and 22 RSAs, which represent approximately 2.0 million additional cellular pops. As described further below under “— Pending Acquisitions and Dispositions — Wireless Operations Divestiture,” we agreed on March 19, 2002, to sell our wireless business to an affiliate of Alltel Corporation.

      Other Operations. We also provide long distance, Internet, competitive local exchange, broadband data, and security monitoring in certain local and regional markets, as well as certain printing and related business information services. At December 31, 2001, our long distance business served approximately 465,000 customers in certain of our markets, and we provided Internet access services to a total of approximately 144,800 customers, 121,500 of which received traditional dial-up Internet service and 23,300 of which received retail DSL services.

      In late 2000, we began offering competitive local exchange telephone services, coupled with long distance, wireless, Internet access and other services, to small to medium-sized businesses in Monroe and Shreveport, Louisiana, and in late 2001, we began offering similar services in Grand Rapids and Lansing, Michigan.

      In connection with our long-range plans to sell capacity to other carriers in or near certain of our select markets, we began providing broadband data service in the second quarter of 2001 to customers over a recently constructed 700-mile fiber optic ring connecting several communities in southern and central Michigan.

Pending Acquisitions and Dispositions

      Wireline Acquisitions. On October 22, 2001, we entered into definitive agreements to purchase from affiliates of Verizon Communications, Inc. assets comprising all of Verizon’s local telephone operations in Missouri and Alabama for approximately $2.159 billion in cash, subject to certain adjustments described below.

      The assets to be purchased will include (i) all telephone access lines (which numbered approximately 372,000 as of December 31, 2001) and related property and equipment comprising Verizon’s local exchange operations in 98 exchanges in predominantly rural and suburban markets throughout Missouri, several of which are adjacent to properties currently owned and operated by us, (ii) all telephone access lines (which numbered approximately 304,000 as of December 31, 2001) and related property and equipment comprising Verizon’s local exchange operations in 90 exchanges in predominantly rural markets throughout Alabama, (iii) Verizon’s assets used to provide DSL and other high speed data services within the purchased exchanges in both states and (iv) an aggregate of approximately 2,800 route miles of fiber optic cable within the purchased exchanges in both states. The acquired assets will not include Verizon’s wireless, long distance, dial-up Internet, or directory publishing operations. The purchase price will be adjusted to, among other things, (i) reimburse Verizon for pre-closing construction costs and (ii) compensate us if Verizon fails to attain certain specified pre-closing capital expenditure targets. We do not expect the aggregate effect of these adjustments to be material.

      We have received the principal FCC approvals and waivers necessary for us to consummate the acquisitions on the terms proposed, and the Alabama Public Service Commission has approved our purchase of the Alabama properties. Our purchase of the Missouri properties remains subject to the approval of the Missouri Public Service Commission. Consummation of each transaction is also subject to the receipt of certain additional FCC approvals, the receipt of certain third party consents and various other customary closing conditions. Subject to these conditions, we expect to complete the purchase of the Alabama properties late in the second quarter of 2002, and the purchase of the Missouri properties during the third quarter of 2002. Neither purchase is conditioned upon the completion of the other purchase. Under each definitive agreement, we have agreed to pay Verizon 10% of the transaction consideration if the purchase is not consummated under certain specified conditions, including our inability to finance the transaction.

      Wireless Operations Divestiture. On March 19, 2002, we entered into a definitive agreement to sell the stock of our wireless business to an affiliate of Alltel Corporation in exchange for $1.65 billion in cash, subject to certain adjustments that we do not expect to be material. We anticipate that our after-tax proceeds from this sale will be approximately $1.3 billion.

      We have agreed to (i) seek acknowledgments from some of our cellular partners confirming that they do not hold “first refusal” rights to purchase certain of our cellular partnership interests, (ii) seek waivers from certain other partners of their first refusal rights and (iii) in certain instances, offer a limited number of our cellular partnership interests to partners holding such rights. The sale is subject to the satisfactory completion of these processes for various partnerships.

      The sale is also subject to (i) approval by the FCC, (ii) our request to waive certain FCC rules not being denied by the FCC, (iii) compliance with the notification and waiting period requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) receipt of third-party consents and (v) various other customary closing conditions. Subject to these conditions, we expect to complete the sale in the third quarter of 2002.

      Future Acquisitions. We continually evaluate the possibility of acquiring additional telecommunications assets in exchange for cash, securities or both, and at any given time may be engaged in discussions or negotiations regarding additional acquisitions. We generally do not announce our acquisitions until we have entered into a preliminary or definitive agreement. Over the past few years, the number and size of communications properties on the market has increased substantially. Although our primary focus will continue to be on acquiring interests near our properties or that serve a customer base large enough for us to operate efficiently, we may also acquire other communications interests and these acquisitions could have a material impact upon CenturyTel.

Proposed Financing Transactions

      We will be required to pay Verizon an aggregate of approximately $2.159 billion upon consummation of our pending Verizon acquisitions during the second and third quarters of 2002. In addition, at March 31, 2002, we owed approximately $486.3 million under a credit facility that is due in August 2002. We will be required in October 2002 to redeem an additional $400.0 million of long-term remarketable debt if the remarketing dealer does not exercise its remarketing option; we currently anticipate, however, that the remarketing dealer will exercise its option and that this debt will remain outstanding.

      Although our financing plans are not yet complete and will depend upon market conditions and other factors, we currently plan to finance our pending Verizon acquisitions and the payment of our debt due in August 2002 with proceeds from (i) the pending divestiture of our wireless operations, (ii) possible offerings of equity-linked and debt securities and (iii) $1.75 billion of new short- and long-term credit facilities that we anticipate entering into in the second quarter of 2002.

      There is no assurance that these sources of funds will be available or sufficient for our needs.

CENTURYTEL CAPITAL TRUST I

      The Trust is a Delaware business trust formed to permit us to raise capital by issuing trust preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in debt securities issued by us.

      We will directly or indirectly own all of the common securities of the Trust. The common securities will rank equally with, and the Trust will make payments with respect to the common securities in proportion to, the trust preferred securities, except that if an event of default occurs and is continuing under the Trust’s organizational documents, our rights to payments, as holder of the common securities, will be subordinated to your rights as holders of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to approximately three percent of the total capital of the Trust.

      As holder of the common securities of the Trust, we will be entitled, subject to certain exceptions, to appoint, remove or replace the trustees of the Trust, who are authorized to conduct the business and affairs of the Trust. The trustees’ duties and obligations are governed by the Trust’s organizational documents. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the Trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the Trust will have its principal place of business or reside in the State of Delaware.

      We will pay the Trust’s fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to the trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of the trust preferred securities, subject to any applicable subordination provisions, except that the guarantee will only apply when the Trust has sufficient funds immediately available to make those payments but has not made them.

      The principal office of the Trust is c/o CenturyTel, Inc., 100 CenturyTel Drive, Monroe, Louisiana 71203, and the telephone number is (318)388-9000.

USE OF PROCEEDS

      Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for financing acquisitions (including the pending Verizon acquisitions), refinancing outstanding indebtedness or other general corporate purposes, including funding new business initiatives, capital expenditures or strategic investments. For additional information, see “CenturyTel — Pending Acquisitions and Dispositions” and “— Proposed Financing Transactions.” Upon any sale of securities offered by this prospectus, we will describe the specific allocation of the net proceeds in the prospectus supplement relating to that offering.

      The Trust will invest all proceeds received from any sale of its trust preferred securities in debt securities to be offered by us in connection with such offering. Except as we may otherwise describe in the related prospectus supplement, we expect to use the net proceeds from the sale of such debt securities to the Trust for the purposes described above.

      We expect to engage periodically in additional private or public financings as market conditions warrant and as the need arises.

EARNINGS RATIOS

      Our unaudited ratio of earnings to fixed charges and preferred stock dividends was as indicated below for the years indicated. Our unaudited ratio of earnings from continuing operations to fixed charges and preferred stock dividends will become our historical data after the March 31, 2002 financial statements are issued due to the retroactive adjustment of our financial statements to reflect our wireless operations as discontinued operations.

	Years ended December 31,

	2001	2000	1999	1998	1997

Ratio of earnings to fixed charges and preferred stock dividends(1)	3.40	3.07	3.75	3.25	7.80
Ratio of earnings, excluding non-recurring items(2), to fixed charges and preferred stock dividends	2.57	3.01	3.45	2.95	4.87
Ratio of earnings from continuing operations to fixed charges and preferred stock dividends(1)	2.00	2.07	2.45	2.18	5.91
Ratio of earnings from continuing operations, excluding non-recurring items(2), to fixed charges and preferred stock dividends	1.89	2.12	2.39	2.01	2.98

(1)	For purposes of the chart above, “earnings” consist of income (and income from continuing operations, as applicable) before income taxes and fixed charges, and “fixed charges” include interest expense, including amortized debt issuance costs, and preferred stock dividend costs of CenturyTel and its subsidiaries. No interest expense was allocated to discontinued operations for the computation of the ratios from continuing operations. We have assumed that our consolidated preferred stock dividend requirements were equal to the pre-tax earnings that would be required to cover those dividend requirements. We computed those pre-tax earnings using actual tax rates for each period. The ratio of earnings to fixed charges and preferred stock dividends does not differ materially from the ratio of earnings to fixed charges for the years indicated in the table above.

(2)	Non-recurring items during the periods presented above primarily relate to gains on sales of assets and other non-recurring charges and credits, including, but not limited to, (i) the write-down in the value of certain nonoperating assets, (ii) costs to defend an unsolicited takeover proposal, (iii) costs to settle interest rate hedge contracts and (iv) costs relating to an ice storm in early 2001.

DESCRIPTION OF SECURITIES

      This prospectus contains a general summary of the debt securities, preferred stock, depositary shares, common stock, warrants, purchase contracts, purchase units, trust preferred securities and the related guarantee that we or the Trust may offer from time to time. These summaries are not meant to be a complete description of such securities. We will describe the particular terms of any such offered securities in a prospectus supplement, which may differ from or supercede some or all of the general terms summarized in this prospectus.

      Any of the securities described herein and in a prospectus supplement may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

      We may periodically issue senior debt securities in one or more series under an indenture, dated as of March 31, 1994, between us and Regions Bank (successor-in-interest to First American Bank & Trust of Louisiana and Regions Bank of Louisiana), as trustee (the “Senior Indenture”). We may also periodically issue subordinated debt securities in one or more series under a subordinated indenture to be entered into between us and a bank or trust company selected by us to act as trustee (the “Subordinated Indenture” and, collectively with the Senior Indenture, the “Indentures”). The trustees under the Indentures are sometimes collectively referred to as the “Trustees.” The particular terms of each series of debt securities will be set forth in a resolution of a committee of our board of directors specifically authorizing that series, or in one or more supplemental indentures or other instruments under the applicable Indenture. The following summary is not complete and is subject to the provisions of, and is qualified in its entirety by express reference to, the Indentures and the applicable board resolutions. We have filed a copy of the Senior Indenture, a form of the Subordinated Indenture and a form of the board resolution as exhibits to the Registration Statement, and suggest that you review these carefully.

      There is no requirement under the Senior Indenture, nor will there be any such requirement under the Subordinated Indenture, that our future issuances of debt securities be issued exclusively under either Indenture, and we will be free to employ other indentures or documentation containing provisions different from those included in either Indenture or applicable to one or more issuances of senior debt securities or subordinated debt securities, as the case may be, in connection with future issuances of other debt securities. The Senior Indenture provides, and the Subordinated Indenture will provide, that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series of senior or subordinated debt securities without the consent of the holders of that series, for issuances of additional securities of that series.

      Unless otherwise indicated, each reference italicized in parentheses below or in any prospectus supplement applies to section numbers in the applicable Indenture and each capitalized term not otherwise defined herein has the meaning assigned to it in the applicable Indenture.

General

      The debt securities will be general unsecured obligations of CenturyTel. Senior debt securities will rank prior to all of our subordinated debt and will rank equally with all of our unsecured and unsubordinated debt. Subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement. See “— Subordinated Debt Securities.” The Indentures do not limit the aggregate principal amount of debt securities that we may issue thereunder. As of the date hereof, we have already issued almost $2 billion aggregate principal amount of senior debt securities under the Senior Indenture.

      As a holding company, substantially all of our income and operating cash flow is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us. As a result, we rely upon our subsidiaries to generate the funds necessary to meet our obligations, including the payment of principal and interest on any debt securities that may be issued hereunder. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the debt securities or, subject to limited exceptions for tax sharing purposes, to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2001, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.8 billion. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization (and the ability of holders of debt securities to benefit indirectly therefrom) will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of December 31, 2001, the long-term debt of our subsidiaries was $557.5 million.

      Unless we state otherwise below or in any prospectus supplement, neither of the Indentures nor the debt securities to be offered thereby (1) limit the amount of secured or unsecured indebtedness that we or any of our subsidiaries may issue or incur, (2) restrict our ability to pay dividends or sell or transfer our assets or (3) contain provisions that would afford debt holders protection in the event of a change in control, highly leveraged transaction, recapitalization or similar transaction involving CenturyTel, any of which could adversely affect holders of our debt securities.

      If we issue debt securities to the Trust in connection with the Trust’s issuance of trust preferred securities, our debt securities may thereafter be distributed pro rata to the holders of such trust securities upon the occurrence of certain events described in the applicable prospectus supplement.

      If we sell any series of debt securities hereunder, each related prospectus supplement will describe the terms of the series, including some or all of the following:

•	the title and ranking of the series, including a description of any applicable subordination provisions

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part

•	our net proceeds from the sale thereof

•	the price or prices at which the series will be issued

•	the date or dates of maturity

•	the rate or rates per annum, if any, at which the series will bear interest or the method of determining the rate or rates

•	the date or dates from which interest will accrue and the date or dates at which interest will be payable

•	the terms of any conversion or exchange rights

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or similar provisions

•	any special United States federal income tax considerations applicable to the series

•	any special provisions relating to the defeasance of the series

•	any special considerations, additional covenants or other specific provisions applicable to the series.

      The debt securities may bear interest at a fixed or floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount.

      The listing above is not intended to be an exclusive list of the terms that may be applicable to any debt securities sold hereunder, and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable Indenture.

      For a description of additional provisions that may be applicable to debt securities that we may issue in connection with an offering of trust preferred securities under this prospectus, you should read “Description of Trust Preferred Securities.”

      The Indentures are, and the debt securities will be, governed by Louisiana law. The Indentures are subject to and governed by the Trust Indenture Act of 1939.

Denominations, Registration and Transfer

      The debt securities will be issued in fully registered form and, unless we state otherwise in any prospectus supplement, in denominations of $1,000 or any multiples thereof (Section 2.03). The debt securities may be issued partly or wholly in the form of one or more global registered securities, as described below under “— Global Securities.”

      The applicable Trustee will act as the registrar of debt securities issued under the applicable Indenture (Section 2.05). No service charge will be made for any registration of transfer or exchange of debt securities, or issue of new debt securities in the event of a partial redemption of any series, but we may generally require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.05). The applicable Trustee may appoint an authenticating agent for any series to act on the Trustee’s behalf in connection with authenticating debt securities of that series issued upon the exchange, transfer or partial redemption thereof (Section 2.10). The applicable Trustee may at any time rescind the designation of any such agent (Section 2.10).

      We shall not be required to issue, register the transfer of or exchange the debt securities of any series during a period beginning 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant redemption notice or to register the transfer of or exchange any debt securities of any series, or portions thereof, called for redemption (Section 2.05).

Global Securities

      We may issue the debt securities in whole or in part in the form of one or more global registered securities that will be deposited with a depositary identified in a prospectus supplement. We may issue global securities in either temporary or permanent form. A prospectus supplement will contain additional information about the depositary arrangements.

      Registered global securities will be registered in the depositary’s name or in the name of its nominee. When we issue a global security, the depositary will credit that amount of debt securities to the investors that have accounts with the depositary or its nominee. The underwriters or the debt security holders’ agent will designate the accounts to be credited, unless the debt securities are offered and sold directly by CenturyTel, in which case we will designate the appropriate accounts to be credited.

      Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Participants’ beneficial interests in a global security will be shown on and effected through records maintained by the depositary. Beneficial interests held by investors through participants will be reflected in records maintained by the participant.

      As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or that nominee will be considered the sole owner and holder of the debt securities represented by that global security for all purposes under the applicable Indenture. Except as set forth below, beneficial owners of global securities held by a depositary will not be entitled to:

•	register the represented debt securities in their names

•	receive physical delivery of the debt securities

•	be recognized as the owners or holders of the global security under the applicable Indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture.

      We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

      Payments on debt securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee. Accordingly, neither CenturyTel, the applicable Trustee nor any paying agent will have any direct responsibility to pay amounts due on the global securities to owners of beneficial interests in such securities. When a depositary receives a payment, it is typically obligated to immediately credit the participants’ accounts in amounts proportionate to the participants’ interests in the global security. Investors who hold their beneficial interest in a global security through a participant should, and are expected to, establish standing instructions and customary practices with their participant to ensure that payments can be made with regard to securities beneficially held for them, much like securities registered in “street name.”

      A global security can only be transferred in whole by the depositary to a nominee of such depositary, or to another nominee of a depositary. If a depositary is unwilling or unable to continue as a depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for all of the global securities held by that depositary. In addition, we may eliminate all global securities at any time and issue debt securities in definitive form in exchange for them. Further, we may allow a depositary to surrender a global security in exchange for debt securities in definitive form on any terms that are acceptable to us and the depositary.

      If any of these events occur, we will execute and the applicable Trustee will authenticate and deliver to each beneficial owner of the exchanged global security a new registered security in an amount equal to and in exchange for that person’s beneficial interest in the exchanged global security. The depositary will receive a new global security in an amount equal to the difference, if any, between the amount of the surrendered global security and the amount of debt securities delivered to the beneficial owners. Debt securities issued in exchange for global securities will be registered in the same names and in the same denominations as indicated by the depositary’s records and in accordance with the instructions from its direct and indirect participants.

      The laws of certain jurisdictions require some investors who purchase securities to actually take physical possession of those securities in definitive form. The limitations imposed by these laws may impair your ability to transfer your beneficial interests in a global security.

Payment and Paying Agents

      Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and premium, if any) and interest on debt securities of any series will be made in U.S. dollars at the principal office of our Paying Agent or, at our option, by check in U.S. dollars mailed or delivered to the person in whose name such debt security is registered. Unless we state otherwise in the applicable prospectus supplement and subject to certain exceptions provided for in the applicable Indenture, payment of any installment of interest on any series will be made to the person in whose name such debt security is registered at the close of business on the record date established under the applicable Indenture for the payment of interest (Section 2.03).

      Unless we state otherwise in the applicable prospectus supplement, the applicable Trustee will act as our sole Paying Agent and 1500 North 18th Street, Monroe, Louisiana, will be designated as the agent’s office for purposes of payments with respect to any series of debt securities. Any other Paying Agents initially designated by us with respect to any series will be named in the related prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in the Borough of Manhattan, City and State of New York, or Monroe, Louisiana. (Sections 4.02 and 4.03).

      Any money set aside by us for the payment of principal of (and premium, if any) or interest on any debt securities that remains unclaimed two years after such payment has become due and payable will be repaid to us on May 31 following the expiration of the two-year period and the holder of the debt security may thereafter look only to us for payment thereof (Section 11.05).

Conversion or Exchange Rights

      The debt securities may be convertible into or exchangeable for shares of common stock, preferred stock or other securities of CenturyTel or any other issuer. The terms and conditions of exchange or conversion will be stated in the applicable prospectus supplement. The terms will include, among other things, the following:

•	the type of security into which the debt securities are convertible or exchangeable

•	the conversion or exchange price or ratio (or manner of calculation thereof)

•	the conversion or exchange period

•	provisions as to whether the conversion or exchange rights will be at the option of the debt holders, CenturyTel, or both

•	the events requiring an adjustment of the conversion or exchange price or ratio

•	any restrictions on conversion or exchange.

Redemption and Sinking Fund Provisions

      A series may be redeemed, in whole or in part, upon not less than 30 days’ and not more than 60 days’ notice at the redemption prices and subject to the terms and conditions (including those relating to any sinking fund established with respect to such series) that may be set forth in a board resolution or supplemental indenture and in the prospectus supplement relating to such series (Sections 3.01 and 3.02). If less than all of the debt securities of the series are to be redeemed, the applicable Trustee shall select the debt securities of such series, or portions thereof, to be redeemed by lot or by any other method such Trustee shall deem appropriate and fair (Section 3.02).

Replacement of Securities

      We will replace any debt security that becomes mutilated, destroyed, lost or stolen at the expense of the holder. The holder should deliver the debt security or satisfactory evidence of the destruction, loss or theft thereof to us and the applicable Trustee. An indemnity satisfactory to us and such Trustee may be required before a replacement security will be issued (Section 2.07).

Events of Default

      Unless we state otherwise in the applicable prospectus supplement, the terms and conditions set forth under this heading will govern defaults under the applicable Indenture. The Indentures provide that an Event of Default means that one or more of the following events has occurred and is continuing with respect to debt securities of a particular series:

•	failure for 30 business days to pay interest on the debt securities of that series when due

•	failure to pay principal of (or premium, if any, on) the debt securities of that series when due (whether at maturity, upon redemption, by declaration or otherwise) or to make any sinking or analogous fund payment with respect to that series unless caused solely by a wire transfer malfunction or similar problem outside our control

•	failure to observe or perform any other covenant of that series for 60 days after written notice with respect thereto

•	certain events relating to bankruptcy, insolvency or reorganization (Section 6.01).

      No Event of Default with respect to the debt securities of a particular series necessarily constitutes an Event of Default with respect to the debt securities of any other series issued under the applicable Indenture.

      If an Event of Default shall occur and be continuing with respect to any series and if it is known to the applicable Trustee, such Trustee is required to mail to each holder of that series a notice of the Event of Default within 90 days of such default (Section 6.07).

      Upon an Event of Default with respect to any series, the applicable Trustee or the holders of not less than 25% in aggregate outstanding principal amount of that series, by notice in writing to us (and to such Trustee if given by such holders), may declare the principal of all debt securities of that series due and payable immediately, but the holders of a majority in aggregate outstanding principal amount of such series may rescind such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal (and premium, if any) has been deposited with such Trustee before any judgment or decree for such payment has been obtained or entered (Section 6.01).

      Holders of debt securities may not enforce the applicable Indenture except as provided therein. Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, if an Event of Default occurs and is continuing such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any holders of the affected series, unless, among other things, the holders shall have offered such Trustee indemnity reasonably satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the applicable Indenture, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or exercising any trust or power conferred on such Trustee with respect to such series. The holders of a majority in aggregate principal amount of the then outstanding debt securities of any series affected by a default may, in certain cases, waive such default except a default in payment of principal of, or any premium, if any, or interest on, the debt securities of that series or a call for redemption of the debt securities of that series (Sections 6.04 and 6.06).

      We will be required to furnish to the Trustees annually a statement regarding our performance of certain of our obligations under the Indentures (Section 5.03).

Discharge and Defeasance

      Unless the prospectus supplement states otherwise, we may discharge our obligations with respect to any series of our debt securities, subject to certain exceptions, if at any time:

(1) we deliver to the applicable Trustee for cancellation all outstanding debt securities of that series and for which payment in monies or U.S. Government Obligations has been deposited in trust by us, or

(2) all outstanding debt securities of that series not previously delivered to the applicable Trustee for cancellation by us shall have become due and payable or are to become due and payable or called for redemption within one year and we have deposited with such Trustee the entire amount in moneys or U.S. Government Obligations sufficient, without reinvestment, to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay or cause to be paid all other sums payable thereunder with respect to that series (Section 11.01).

      Additionally, each Indenture provides that we may discharge all of our obligations under the Indenture with respect to any series, subject to certain exceptions, if at any time all outstanding debt securities of that series not previously delivered to the applicable Trustee for cancellation by us or that have not become due and payable as described above shall have been paid by us by depositing irrevocably with such Trustee moneys or U.S. Government Obligations sufficient to pay at maturity or upon redemption the outstanding debt securities, including principal (and premium, if any) and interest due or to become due to the date of maturity or redemption, and if we shall also pay all other sums payable thereunder with respect to that series (Section 11.02).

Merger and Consolidation

      Nothing in the Indentures or any of the debt securities prevents us from consolidating or merging with or into, or selling or otherwise disposing of all or substantially all of our assets to, another corporation, provided that (1) we agree to obtain a supplemental indenture pursuant to which the surviving entity or transferee agrees to assume our obligations under all outstanding debt securities issued under the applicable Indenture and (2) the surviving entity or transferee is organized under the laws of the United States, any state thereof or the District of Columbia (Section 10.01).

Subordinated Debt Securities

      In general, our subordinated debt securities will be subordinate in right of payment to the prior payment in full of all of our senior debt (Section 14.01 of the Subordinated Indenture). In general, this means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we liquidate, dissolve or otherwise wind up our affairs, then the holders of any debt senior to our subordinated debt securities will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any debt that is senior to our subordinated debt securities or if any event of default shall have occurred and be continuing permitting the holders of such senior indebtedness to accelerate payment of such senior indebtedness, then, so long as any such default continues, we cannot make any payment on our subordinated debt securities, and (b) if any series of subordinated debt securities is declared due and payable before its stated maturity date, then no payment on our subordinated debt securities can be made unless the holders of all debt senior to the subordinated debt securities are paid in full.

      A prospectus supplement relating to a particular series of subordinated debt securities will summarize the subordination provisions applicable to that series, including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the period in which we will be prohibited from making payments on subordinated debt securities

•	the definition of senior debt applicable to that series of subordinated debt securities

•	the aggregate amount of outstanding indebtedness as of the most recent practicable date that would rank senior to, and on parity with, that series of subordinated debt securities.

      The particular terms of subordination of a series of subordinated debt securities may supercede the general subordination provisions of the Subordinated Indenture. There are no restrictions in the Subordinated Indenture on the creation of additional senior debt securities or any other indebtedness.

      The failure to make any required payment on any of the subordinated debt securities due to the subordination provisions of such securities and the Subordinated Indenture will not prevent the occurrence of an Event of Default under the subordinated debt securities.

Modification of Indentures

      Each Indenture contains provisions permitting us, when authorized by a board resolution, and the applicable Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of any series at the time outstanding and affected by such modification, to modify the Indenture or any supplemental indenture affecting that series. However, no such modification may:

(1) extend the fixed maturity of any debt securities of any series, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon or reduce any premium payable upon the redemption thereof, without the consent of the holder of each debt security so affected, or

(2) reduce the aforesaid percentage of debt securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holder of each debt security then outstanding and affected thereby (Section 9.02).

      CenturyTel and the applicable Trustee may execute, without the consent of any holder of debt securities, a supplemental indenture for certain other usual purposes, including the following:

•	creating a new series

•	evidencing the assumption by any successor to CenturyTel of our obligations under an Indenture 25 adding covenants to an Indenture for the protection of the holders of debt securities

•	adding covenants to an Indenture for the protection of the holders of debt securities

•	curing any ambiguity or inconsistency in an Indenture, or making other provisions as shall not adversely affect the interests of the holders of the debt securities of any series

•	changing or eliminating any provisions of an Indenture provided that there is no outstanding debt security of any series created prior to such change that benefits therefrom (Sections 2.01, 9.01 and 10.01).

      In addition, we may not modify or amend the subordination provisions of the Subordinated Indenture if doing so would adversely affect the rights under Article XIV of the Subordinated Indenture of the holders of senior indebtedness without the consent of the requisite holders of senior indebtedness required under the terms of such senior indebtedness. (Section 9.02 of the Subordinated Indenture.)

Limitations on Liens

      The Indentures provide that CenturyTel will not, while any of the debt securities remain outstanding, create or suffer to exist any mortgage, lien, pledge, security interest or other encumbrance (which we collectively refer to below as liens) upon our property, whether now owned or hereafter acquired, unless we shall secure the debt securities then outstanding by such lien equally and ratably with all obligations and indebtedness thereby secured so long as such obligations and indebtedness remain so secured. Notwithstanding the foregoing, neither Indenture will restrict us from creating or suffering to exist various types of liens permitted in the Indentures, including the following:

•	liens upon property hereafter acquired by us or liens on such property at the time of the acquisition thereof, or conditional sales agreements or title retention agreements with respect to any such property

•	liens on the stock of a corporation that, when such liens arise, concurrently becomes our subsidiary, or liens on all or substantially all of the assets of a corporation arising in connection with our purchase thereof

•	liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ liens and similar liens arising in the ordinary course of business, liens created by or resulting from legal proceedings being contested in good faith, certain specified zoning restrictions and other restrictions on the use of real property, interests of lessors in property subject to any capitalized lease, and certain other similar liens generally arising in the ordinary course of business

•	liens existing on the date of an Indenture

•	liens that replace, extend or renew any lien otherwise permitted under an Indenture (Sections 4.05 and 4.06).

      The restrictions in the Indentures described above would not protect the debt holders in the event of a highly leveraged transaction in which unsecured indebtedness was incurred or in which the liens arising in connection therewith were freely permitted under an Indenture, nor would it afford protection in the event of one or more highly leveraged transactions in which secured indebtedness was incurred by our subsidiaries. In the event of one or more highly leveraged transactions in which we incurred secured indebtedness, however, these provisions would require the debt securities to be secured equally and ratably with such indebtedness, subject to the exceptions described above.

Concerning the Trustees

      The Trustees, prior to the occurrence of an Event of Default, undertake to perform only such duties as are specifically set forth in the applicable Indenture and, after the occurrence of an Event of Default, shall exercise the same degree of care as a prudent person would exercise in the conduct of such person’s own affairs (Section 7.01). Subject to such provision, the Trustees are not required to exercise any of the rights or powers vested in them by the applicable Indenture at the request, order or direction of any debt holders, unless offered reasonable security or indemnity by such holders against the costs, expenses and liabilities which might be incurred thereby (Section 7.02). A Trustee is not required to expend or risk its own funds or incur personal financial liability in the performance of its duties if such Trustee reasonably believes that repayment of such funds or liability or adequate indemnity is not reasonably assured to it (Section 7.01). We will pay the Trustees reasonable compensation and reimburse them for reasonable expenses incurred in accordance with the applicable Indenture (Section 7.06).

      A Trustee may resign with respect to one or more series and a successor Trustee may be appointed to act with respect to such series (Section 7.10).

      Regions Bank is trustee under the Senior Indenture relating to our Series A, B, C, D, E, F, G, H and I senior debt securities. Regions Bank also serves as trustee for one of our employee benefit plans and provides revolving credit and other traditional banking services to CenturyTel.

DESCRIPTION OF PREFERRED STOCK

      We may issue preferred stock in one or more series. This general description and the specific description of any particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable provisions in our articles of incorporation and the articles of amendment relating to each series of preferred stock that we have filed or will file with the Securities and Exchange Commission.

General

      Our articles of incorporation authorize the board of directors to issue from time to time, without shareholder approval, up to 2,000,000 shares of preferred stock, par value $25.00 per share, in one or more series. As of March 20, 2002, we had outstanding 319,000 shares of Series L preferred stock. The rights, preferences, designation and size of each series will be described in an amendment to our articles of incorporation. A prospectus supplement relating to each series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the specific designation, number of shares, rank and purchase price

•	any per share liquidation preference

•	any redemption, payment or sinking fund provisions

•	any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined)

•	any voting rights

•	the methods by which amounts payable in respect of the preferred stock may be calculated

•	whether the preferred stock is convertible or exchangeable and, if so, a description of each of the following:

(1)	the securities into which the preferred stock is convertible or exchangeable

(2)	the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or ratios

(3)	the conversion or exchange period

(4)	any other related provision

•	a description of any material United States federal income tax consequences relating to the series

•	the place or places where dividends and other payments on the preferred stock will be payable

•	any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, qualifications, limitations and restrictions.

      Unless the applicable prospectus supplement states otherwise, the preferred stock will not have preemptive rights and all shares of preferred stock will be of equal rank, regardless of series. Neither the par value nor the liquidation preference of the preferred stock is indicative of the price at which the preferred stock may actually trade on or after the date of issuance. Unless the applicable prospectus supplement states otherwise, there will be no restriction on our ability to repurchase or redeem preferred stock while there is any arrearage in payment of dividends or sinking fund installments.

      Although it has no present intention to do so, our board of directors could authorize CenturyTel to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control.

Outstanding Preferred Stock

      As of March 20, 2002, we had outstanding 319,000 shares of 5% Cumulative Convertible Series L Preferred Stock. Each share of Series L Preferred Stock entitles the holder thereof to one vote on all matters duly submitted to a vote of shareholders. The holder of each share of Series L Preferred Stock is entitled to receive an annual cash dividend of $1.25, payable in quarterly installments. Dividends on Series L Preferred Stock are cumulative and dividends cannot be paid with respect to common stock unless all cumulative dividends on all shares of Series L Preferred Stock shall have been paid. In the event we liquidate, dissolve or wind up our affairs, the holders of Series L Preferred Stock are entitled to receive, equally and ratably with all other holders of preferred stock of equal rank, $25.00 per share plus accrued and unpaid dividends, before any payment is made to holders of common stock. Each share of Series L Preferred Stock is convertible, at the option of the holder, into the number of shares of common stock derived by dividing $25.00 by the “conversion price” (as of the date of this prospectus, approximately $18.33, as adjusted).

DESCRIPTION OF DEPOSITARY SHARES

      We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue to the public receipts for depositary shares, each of which will represent a fraction of a share of a particular series of our preferred stock, and the shares of our preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us.

      The following description of the material terms of depositary shares, and all related deposit agreements and depositary receipts, is only a summary and is not intended to be complete. You should refer to the forms of the deposit agreement and depositary receipts that we will file with the Securities and Exchange Commission in connection with any offering of specific depositary shares. The specific terms of any series of depositary shares will be described in a prospectus supplement.

General

      The depositary selected by us will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion, exchange and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the relevant deposit agreement to those persons purchasing the fractional shares of our preferred stock. Pending the preparation of definitive depositary receipts, the depositary may, upon our order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

      The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

      If there is a distribution other than in cash, the depositary will distribute property to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt an equitable and practicable method for making that distribution, including any sale of the property and distribution of the net sales proceeds to the applicable holders.

      Each deposit agreement may also contain provisions relating to the manner in which any subscription or similar rights we offer to preferred stockholders of the relevant series will be made available to holders of depositary shares.

Withdrawal of Underlying Preferred Stock

      Unless we state otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all cash payments or other rights accrued under or represented by the related depositary shares (but such holders will not afterward be entitled to receive depositary shares in exchange for their whole shares). We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

      If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting

      Upon receipt of notice of any meeting at which the holders of the underlying preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then attempt, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will endeavor to take all actions which we deem necessary to enable the depositary to do so. Unless otherwise provided in a prospectus supplement, the depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock

      If the deposited preferred stock is convertible into or exchangeable for other securities, the depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not converted or exchanged.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely changes the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice, whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if, among other circumstances, all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible or exchangeable.

Charges of Depositary

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

      The depositary will be obligated to forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying preferred stock.

Limitation on Liability

      Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

      In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will be permitted to act on our claims, requests or instructions.

Resignation and Removal of Depositary

      The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Registered Owners

      We, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment for that depositary share is overdue and despite any notice to the contrary, for any purpose.

DESCRIPTION OF COMMON STOCK

      We may issue, separately or together with or upon conversion of or exchange for other securities, common stock, all as set forth in the applicable prospectus supplement. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, our articles of incorporation and our bylaws, both of which are filed as exhibits to the Registration Statement.

      Our articles of incorporation authorize us to issue 350,000,000 shares of common stock, $1.00 par value per share. As of March 20, 2002, 141,314,785 shares of common stock were outstanding. The common stock is listed for trading on the New York Stock Exchange.

General

      Voting Rights. Under our articles of incorporation, each share of common stock that has been beneficially owned by the same person or entity continuously since May 30, 1987 generally entitles the holder to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share. Accordingly, each share issued in connection with this prospectus will entitle the holder to one vote, and, subject to limited exceptions, each other share of common stock issued by us in the future will entitle the holder to one vote.

      Holders of our common stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of our directors. Our board of directors is divided into three classes of directors, with each class serving three-year terms. Each class is required to be as nearly equal in number as possible.

      As of March 20, 2002, Regions Bank, the trustee for one of our employee benefit plans, was the record holder of common stock having approximately 28.1% of the total voting power of all classes of our capital stock. The trustee votes these shares in accordance with the instructions of our current and former employees. As of March 20, 2002, the holders of our ten-vote shares held approximately 43.5% of our total voting power.

      Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor, subject to the preferences applicable to any outstanding preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Certain of our subsidiaries’ loan agreements contain various restrictions on the transfer of funds to us, including certain provisions that restrict the amount of dividends that may be paid to us. At December 31, 2001, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $1.8 billion.

      Other Rights and Provisions. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are entitled to receive ratably all of our assets remaining after satisfying the preferences of our creditors and the holders of any outstanding preferred stock. Our common stock is not redeemable and has no subscription, conversion or preemptive rights. All of our outstanding shares of common stock have been fully paid and are non-assessable.

Preference Share Purchase Rights

      We have adopted a Rights Agreement that provides for the issuance of one preference share purchase right for each outstanding share of common stock. If anyone acquires 15% or more of our outstanding common stock (which we refer to as an Acquiring Person), each holder of a right, other than the Acquiring Person, will be entitled to receive upon exercise of each right additional shares of our common stock having a current market value of two times the exercise price of $135. In addition, if we are acquired in a merger or other business combination or 50% or more of our assets or earning power is sold after there is an Acquiring Person, each holder of a right will be entitled to buy, at the exercise price, common stock of the acquirer having a current market value of two times the exercise price.

      At any time before there is an Acquiring Person, we can redeem the rights in whole, but not in part, for $.01 per right, or may amend the Rights Agreement in any way without the consent of the holders of the rights. Prior to an Acquiring Person acquiring 50% or more of our outstanding common stock, we may exchange the rights, other than rights held by the Acquiring Person, for common stock at an exchange ratio specified in the Rights Agreement.

      Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder. The rights will expire on November 1, 2006, unless we extend this date or redeem or exchange the rights.

      The complete terms of the rights are contained in our Rights Agreement, as amended, which is incorporated by reference as an exhibit to the Registration Statement. In addition, you should refer to our registration statement relating to our rights, as amended and restated on Form 8-A/A, which is also incorporated by reference herein.

Certain Provisions Affecting Takeovers

      Our articles of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of CenturyTel unless the takeover or change of control is approved by our board of directors. Such provisions may also render more difficult the removal of our directors or officers. Certain of our agreements and certain provisions of applicable law may have similar effects.

      Staggered Board. Under our articles of incorporation, our board of directors is divided into three classes serving staggered three-year terms. Under our articles, directors can be removed from office only for cause and generally only by the affirmative vote of the holders of a majority of the voting power of all shareholders.

      Limits on Shareholder Actions. Our articles provide that shareholder action may be taken only at an annual or special meeting of shareholders, and may not be taken by written consent of the shareholders. This provision prevents consent solicitations by persons desiring to acquire CenturyTel or change the composition of our board of directors. In addition, our articles provide that shareholders may call a special meeting of shareholders only if they hold at least a majority of our total voting power.

      Fair Price Provisions. Our articles contain provisions designed to provide safeguards for our shareholders when certain current or former beneficial holders of our stock (referred to as “related persons”) attempt to effect a business combination with us. In general, subject to various exceptions, a business combination between CenturyTel and a related person must be approved by:

•	a majority of our directors

•	a majority of our continuing directors (as defined in our articles)

•	80% of the total voting power of all shareholders, and

•	two-thirds of the total voting power of shareholders, other than the related person, present or represented at the shareholders’ meeting, voting as a separate group.

      Evaluation of Tender Offers. Our board of directors is required by our articles, and expressly permitted by Louisiana law, to consider various factors when evaluating a business combination, tender or exchange offer, or a proposal by another person to make a tender or exchange offer, including the social and economic effects of the transaction on CenturyTel and our subsidiaries as well as on our respective employees, customers, creditors, and other elements of the communities in which we operate or are located.

      Advance Notice. Our bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to other matters to be brought before a meeting of our shareholders. In general, notice must be received by us not more than 180 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders (or, in the event of a special meeting of shareholders or an annual meeting scheduled to be held either 30 days earlier or later than such anniversary date, such notice is received by us within 15 days of the earlier of the date on which we mail notice of such meeting to shareholders or publicly disclose the meeting date), and must contain certain specified information concerning, among other things, the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

      Amendment of our Articles and Bylaws. Various provisions of our articles, including the classified board provisions, fair price provisions and those provisions limiting the ability of shareholders to act by written consent, may not be amended except upon the affirmative vote of both:

•	80% of the total voting power of all shareholders

•	two-thirds of the total voting power of shareholders, other than a related person, present or represented at a shareholders’ meeting, voting as a separate group.

      Our bylaws may be adopted, amended, or repealed and new bylaws may be adopted by either:

•	a majority of our directors and a majority of our continuing directors, voting as a separate group, or

•	the holders of at least 80% of the total voting power of all shareholders and two-thirds of the total voting power of shareholders, other than the related person, present or duly represented at a shareholders’ meeting, voting as a separate group.

      As indicated above, as of March 20, 2002, 43.5% of our total voting power is controlled by holders of our ten-vote shares.

      Agreements. In connection with agreeing on March 19, 2002 to purchase our wireless business, Alltel Corporation agreed on such date to refrain for one year from taking various actions to acquire control of us. Our Rights Agreement, discussed above under “— Preference Share Purchase Rights”, could also have the effect of delaying, deferring or preventing a future takeover or change of control of CenturyTel.

      Other. For additional information about these and other provisions of our organizational documents and applicable laws that could have an effect of delaying, deferring, discouraging or preventing a change in control of CenturyTel, you should refer to our registration statement relating to our common stock, as amended and restated on Form 8-A/A, which is incorporated by reference herein.

DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

      This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the Securities and Exchange Commission in connection with the offering of such warrants.

      The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants

•	the offering price for the warrants, if any

•	the designation and terms of the securities that may be purchased upon exercise of the warrants

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable

•	the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property

•	the dates on which the right to exercise the warrants begins and expires

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time

•	whether the warrants and the securities that may be issued thereunder will be issued in registered or bearer form

•	information with respect to book-entry procedures, if any

•	a discussion of any material United States federal income tax considerations

•	the anti-dilution provisions of the warrants, if any

•	any applicable redemption or call provisions applicable to the warrants

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

      Before their exercise, warrants will not entitle their holders to any rights of the holders of the securities purchasable thereunder.

      We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect charges that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

      We may issue purchase contracts or purchase units on the terms described below and in the applicable prospectus supplement.

Purchase Contracts

      We may issue purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock (or a range of number of shares pursuant to a predetermined formula), a specified principal amount of debt securities or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time such contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as a part of other purchase units that consist of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice-versa. These payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner, and in certain circumstances we may deliver newly issued prepaid purchase contracts, often know as prepaid securities, upon release to a holder of any collateral securing such holders’ obligations under the original purchase contract. Any purchase contract or purchase unit may include anti-dilution provisions to adjust the number of securities issuable thereunder upon the occurrence of certain events.

Purchase Units

      We may, from time to time, issue purchase units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each purchase unit will be issued so that the holder of the purchase unit is also the holder of each security included in the purchase unit. Thus, the holder of a purchase unit will have the rights and obligations of a holder of each included security. The purchase unit agreement under which a purchase unit is issued may provide that the securities included in the purchase unit may not be held or transferred separately at any time, or at any time before a specified date.

      Any applicable prospectus supplement may describe:

•	the material terms of the purchase units and of the securities comprising the purchase units, including whether and under what circumstances those securities may be held or transferred separately

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the purchase units or of the securities comprising the purchase units

•	any material provisions of the governing purchase unit agreement.

Other Information

      The applicable prospectus supplement will describe the specific terms of any purchase contracts, purchase units or prepaid securities offered by us. The description in the applicable prospectus supplement will not contain all of the information that you may find useful. For more information, you should review the purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such purchase contracts or purchase units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. We will file these documents with the Securities and Exchange Commission in connection with any offering of such contracts or units.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      The Trust may issue trust preferred securities on the terms described below and in the applicable prospectus supplement.

      We formed the Trust by executing a declaration of trust and filing a certificate of trust with the Delaware Secretary of State. We will amend and restate the declaration of trust prior to the Trust’s issuance of any trust preferred securities to include the terms referenced in this prospectus and in the applicable prospectus supplement. The Trust’s original declaration of trust and the form of amended and restated declaration of trust are filed as exhibits to the Registration Statement.

      The declaration of trust for the Trust will be qualified as an indenture under the Trust Indenture Act of 1939. The trust preferred securities will have distribution, redemption, voting, liquidation and other rights or restrictions as shall be provided for in the declaration, and which will mirror the terms of our debt securities to be contemporaneously sold to the Trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the declaration of trust and the Trust Indenture Act.

      Reference is made to the prospectus supplement relating to the trust preferred securities for specific terms, including:

•	the designation of the trust preferred securities, and the names of each trustee of the Trust

•	the number of trust preferred securities issued by the Trust

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the Trust and the date or dates upon which distributions are payable

•	whether distributions on trust preferred securities issued by the Trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative

•	the amount that shall be paid out of the assets of the Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust

•	the obligation or the option, if any, of the Trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the Trust may be purchased or redeemed

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including any rights that the holders of trust preferred securities may have to approve specified actions under or amendments to the declaration of the Trust

•	whether the debt securities to be sold to the Trust will be senior debt securities or subordinated debt securities and the terms and conditions, if any, upon which our debt securities held by the Trust may be distributed to holders of trust preferred securities

•	whether the trust preferred securities will be convertible or exchangeable into other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and the conversion or exchange period

•	if applicable, any securities exchange upon which the trust preferred securities may be listed

•	certain United States federal income tax considerations applicable to any offering of trust preferred securities

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Trust not inconsistent with its declaration or applicable law.

      We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Trust Preferred Securities Guarantee.”

      In connection with the issuance of trust preferred securities, the Trust will issue one series of common securities having terms to be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the Trust, and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities, except that, if an event of default occurs and is continuing under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the holders of common securities will have the right to appoint, remove or replace the trustees of the Trust. Directly or indirectly, we will own all of the common securities of the Trust, and thus be able to control the appointment, removal and replacement of all of the trustees.

Distributions

      Distributions on the trust preferred securities will be made on the dates payable to the extent that the Trust has funds available therefor in its property account. The Trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the debt securities to be issued by us to the Trust in connection with the issuance of any trust preferred securities. We will guarantee the payment of distributions out of monies held by the Trust to the extent set forth below under “Description of Trust Preferred Securities Guarantee.”

Deferral of Distributions

      With respect to any debt securities issued by us to the Trust, we anticipate that we will have the right to defer payments of interest on the debt securities by extending the interest payment period from time to time. As a consequence of our extension of the interest payment period on debt securities held by the Trust, distributions on the trust preferred securities would similarly be deferred during any such extended interest payment period. The Trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the Trust on the record date next following the termination of the deferral period. The terms of any debt securities issued by us to the Trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Redemption

      The trust preferred securities will have no stated maturity date, but will be redeemed upon the maturity of our debt securities to be sold to the Trust contemporaneously with the issuance of the trust preferred securities and may, to the extent described in the applicable prospectus supplement, be redeemed if our debt securities are redeemed prior to maturity. The applicable prospectus supplement will specify the maturity date of our debt securities and the circumstances, if any, under which our debt securities may be redeemed. Before any redemption of the trust preferred securities, holders of such securities will be given not less than 30 nor more than 60 days’ notice. In the event that fewer than all of the outstanding trust preferred securities are to be redeemed, the trust preferred securities will be redeemed proportionately.

Distribution of Our Debt Securities

      Subject to certain terms and conditions to be described in the prospectus supplement, we will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, to cause our debt securities held by the Trust to be distributed to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding.

Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default occurs and is continuing, then the holders of trust preferred securities of the Trust would rely on the enforcement by the property trustee of its rights as a holder of our debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of the Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee, including the right to direct the property trustee to exercise the remedies available to it as the holder of our debt securities. If the property trustee fails to enforce its rights under our debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the property trustee’s rights under our debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEE

      Set forth below is a summary of information concerning the trust preferred securities guarantee that we will execute and deliver in connection with any issuance of trust preferred securities by the Trust. The guarantee will be qualified as an indenture under the Trust Indenture Act. In connection with furnishing such guarantee, we will name a trust preferred guarantee trustee, who will hold the guarantee for the benefit of the holders of the trust preferred securities to which the guarantee relates. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of trust preferred securities guarantee, which is filed as an exhibit to the Registration Statement, and the Trust Indenture Act.

General

      Pursuant to the trust preferred securities guarantee, we will agree to pay in full the guarantee payments, except to the extent paid by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the Trust, will be subject to the trust preferred securities guarantee:

•	any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the Trust shall have funds legally available for those distributions

•	the redemption price set forth in the applicable prospectus supplement to the extent the Trust has funds legally available therefor with respect to any trust preferred securities called for redemption by the Trust, and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the Trust, other than in connection with the distribution of our debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accumulated and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds legally available therefor, and (2) the amount of assets of the Trust remaining available for distribution to holders of the trust preferred securities in liquidation of the Trust after satisfaction of liabilities to creditors.

      We may satisfy our obligation to make a guarantee payment by making a direct payment of the required amounts to the holders of trust preferred securities or by causing the Trust to pay the amounts to the holders.

      The trust preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the Trust shall have funds available therefor. If we do not make interest payments on our debt securities to be held by the Trust, the Trust will not have funds available to pay distributions on its trust preferred securities. Our trust preferred securities guarantee, when taken together with our obligations under the debt securities issued to the Trust, the applicable Indenture and the declaration (including our obligations to pay costs, expenses, debts and liabilities of the Trust other than with respect to the trust securities), will provide a full and unconditional guarantee by us of payments due on the trust preferred securities, subject to any applicable subordination provisions or other limitations described in this prospectus or the applicable prospectus supplement.

Status of the Guarantee

      Unless otherwise indicated in an applicable prospectus supplement, the trust preferred securities guarantee will constitute an unsecured obligation of CenturyTel. The applicable prospectus supplement will describe the ranking of such guarantee and any covenants of CenturyTel that will apply upon events of default.

      The trust preferred securities guarantee will constitute a guarantee of payment and not of collection; specifically, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust preferred securities guarantee without first instituting a legal proceeding against the Trust, the trust preferred guarantee trustee or any other person or entity.

Modification of Guarantee

      The trust preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the Trust except with respect to any changes that do not materially adversely affect the rights of holders of trust preferred securities, in which case no vote will be required. All guarantees and agreements contained in the trust preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the Trust then outstanding.

Events of Default

      An event of default under the trust preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee, subject to certain rights of ours to cure non-payment defaults. The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the trust preferred guarantee trustee. If the trust preferred guarantee trustee fails to enforce the trust preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the trust preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the Trust, the guarantee trustee or any other person or entity. Notwithstanding the foregoing, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding in such holder’s name against us for enforcement of the trust preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against us.

Consolidation, Merger, Sale of Assets and Other Transactions

      The trust preferred securities guarantee provides that we will not consolidate with or merge into any other corporation or sell or otherwise dispose of our properties, as or substantially as, an entirety to any person, unless the successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such successor or transferee corporation or the person that receives such properties pursuant to such sale, transfer or other disposition expressly assumes our obligations under the trust preferred securities guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

      The trust preferred guarantee trustee, before the occurrence of a default with respect to the trust preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in the guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The trust preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by the trust preferred securities guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

Termination

      The trust preferred securities guarantee will terminate as to the trust preferred securities to which the guarantee relates:

•	upon full payment of the redemption price of all such trust preferred securities

•	upon distribution of our debt securities held by the Trust to the holders of such trust preferred securities, or

•	upon full payment of the amounts payable in accordance with the declaration of the Trust upon liquidation of the Trust.

      The trust preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the Trust must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

PLAN OF DISTRIBUTION

      We may, and in the case of the trust preferred securities, the Trust may, sell securities directly to one or more purchasers or to or through underwriters, dealers or agents or through a combination of any such methods of sale. The applicable prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds from such sale, any underwriting discounts and other items constituting underwriters’ compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

      We or the Trust may distribute securities from time to time in one or more transactions at fixed or variable prices, at prices equal or related to prevailing market prices or at negotiated prices. We also may directly offer and sell securities in exchange for, among other things, our outstanding debt or equity securities.

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities periodically in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time. We or the Trust may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover any over-allotments in connection with the distribution.

      If a dealer is used in an offering of securities, we or the Trust may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

      Commissions payable to any agent involved in the offer or sale of securities, or the method by which such commissions may be determined, will be set forth in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis.

      In connection with the sale of any securities, underwriters or agents may be deemed to have received compensation from us or the Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of such securities for whom they may act as agents. Underwriters may sell any securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both.

      Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act of 1933. Underwriters, dealers and agents may be entitled under agreements entered into with us or the Trust to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

      Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

      If so indicated in the prospectus supplement, we or the Trust may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by an institution or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to these arrangements. The obligations of any purchaser under a delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

      Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

      Except for our common stock, none of the securities when first issued will have an established trading market. Any underwriters, dealers or agents to or through whom the securities are sold for public offering may make a market in the securities. However, generally they will not be obligated to make a market and may discontinue any market making at any time without notice. If the securities are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on general market conditions, the market for similar securities, our performance and other factors. Other than with respect to our common stock, which is currently traded on the New York Stock Exchange, there can be no assurance that an active public market for the securities will develop or be maintained.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, as special counsel for CenturyTel, and Richards, Layton & Finger, P.A., Delaware, as special Delaware counsel for the Trust and CenturyTel.

EXPERTS

      The consolidated financial statements and related financial statement schedules of CenturyTel, Inc. and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.